UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 21)1

Trade Station Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida  33324

(954) 652-7000

 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 26, 2009

 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

———————

[1] The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	13D	Page 2 of 42 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) WRCF-I 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS (SEE INSTRUCTIONS) Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,153,738
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 3,153,738
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,153,738
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.5%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89267P 10 5	13D	Page 3 of 42 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) WRCF-II 1997 Limited Partnership
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS (SEE INSTRUCTIONS) Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 200,000
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 200,000
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 89267P 10 5	13D	Page 4 of 42 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) William R. Cruz
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)
(b)

3		SEC USE ONLY
4		SOURCE OF FUNDS (SEE INSTRUCTIONS) Not Applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,353,838
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 3,353,838
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,353,838
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.0%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 89267P 10 5	13D	Page 5 of 42 Pages

This Amendment No. 21 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005, Amendment No. 10 filed on March 10, 2006, Amendment No. 11 filed on May 22, 2006, Amendment No. 12 filed on August 28, 2006, Amendment No. 13 filed on February 26, 2007, Amendment No. 14 filed on May 25, 2007, Amendment No. 15 filed on August 29, 2007, Amendment No. 16 filed on February 22, 2008, Amendment No. 17 filed on April 7, 2008, Amendment No. 18 filed on May 30, 2008, Amendment No. 19 filed on September 8, 2008 and Amendment No. 20 filed on April 28, 2009 ("Amendment No. 20"), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.

Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 20 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-I 1997 Limited Partnership of 750,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.

Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive power:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D  through June 26, 2009:

(1)

On May 11, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.72 per share;

(2)

On May 11, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.63 per share;

(3)

On May 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.62 per share;

(4)

On May 11, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.61 per share;

(5)

On May 11, 2009, the limited partnership sold 1,185 shares of Common Stock on the open market for $7.60 per share;

(6)

On May 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.59 per share;

(7)

On May 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.58 per share;

CUSIP No. 89267P 10 5	13D	Page 6 of 42 Pages

(8)

On May 11, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.57 per share;

(9)

On May 11, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.56 per share;

(10)

On May 11, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.55 per share;

(11)

On May 11, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.54 per share;

(12)

On May 11, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.53 per share;

(13)

On May 11, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.52 per share;

(14)

On May 11, 2009, the limited partnership sold 915 shares of Common Stock on the open market for $7.51 per share;

(15)

On May 11, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.50 per share;

(16)

On May 11, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.49 per share;

(17)

On May 11, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.48 per share;

(18)

On May 11, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.47 per share;

(19)

On May 11, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.46 per share;

(20)

On May 11, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.45 per share;

(21)

On May 11, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.44 per share;

(22)

On May 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.43 per share;

(23)

On May 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.55 per share;

(24)

On May 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.53 per share;

(25)

On May 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.52 per share;

(26)

On May 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.51 per share;

(27)

On May 12, 2009, the limited partnership sold 3,400 shares of Common Stock on the open market for $7.50 per share;

(28)

On May 12, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.49 per share;

CUSIP No. 89267P 10 5	13D	Page 7 of 42 Pages

(29)

On May 12, 2009, the limited partnership sold 609 shares of Common Stock on the open market for $7.48 per share;

(30)

On May 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.47 per share;

(31)

On May 12, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.46 per share;

(32)

On May 12, 2009, the limited partnership sold 2,900 shares of Common Stock on the open market for $7.45 per share;

(33)

On May 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.44 per share;

(34)

On May 12, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.43 per share;

(35)

On May 12, 2009, the limited partnership sold 3,491 shares of Common Stock on the open market for $7.42 per share;

(36)

On May 12, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.41 per share;

(37)

On May 12, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.40 per share;

(38)

On May 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.39 per share;

(39)

On May 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.38 per share;

(40)

On May 12, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.37 per share;

(41)

On May 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.36 per share;

(42)

On May 12, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.35 per share;

(43)

On May 12, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.33 per share;

(44)

On May 12, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.32 per share;

(45)

On May 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.25 per share;

(46)

On May 13, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.22 per share;

(47)

On May 13, 2009, the limited partnership sold 543 shares of Common Stock on the open market for $7.21 per share;

(48)

On May 13, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.20 per share;

(49)

On May 13, 2009, the limited partnership sold 748 shares of Common Stock on the open market for $7.19 per share;

CUSIP No. 89267P 10 5	13D	Page 8 of 42 Pages

(50)

On May 13, 2009, the limited partnership sold 1,209 shares of Common Stock on the open market for $7.18 per share;

(51)

On May 13, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.17 per share;

(52)

On May 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.16 per share;

(53)

On May 13, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.15 per share;

(54)

On May 13, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.14 per share;

(55)

On May 13, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.13 per share;

(56)

On May 13, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.12 per share;

(57)

On May 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.11 per share;

(58)

On May 13, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.10 per share;

(59)

On May 13, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.09 per share;

(60)

On May 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.08 per share;

(61)

On May 13, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.07 per share;

(62)

On May 13, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.06 per share;

(63)

On May 13, 2009, the limited partnership sold 445 shares of Common Stock on the open market for $7.05 per share;

(64)

On May 13, 2009, the limited partnership sold 255 shares of Common Stock on the open market for $7.04 per share;

(65)

On May 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.03 per share;

(66)

On May 13, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.02 per share;

(67)

On May 13, 2009, the limited partnership sold 421 shares of Common Stock on the open market for $7.01 per share;

(68)

On May 13, 2009, the limited partnership sold 1,679 shares of Common Stock on the open market for $7.00 per share;

(69)

On May 13, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $6.97 per share;

(70)

On May 13, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $6.96 per share;

CUSIP No. 89267P 10 5	13D	Page 9 of 42 Pages

(71)

On May 13, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $6.94 per share;

(72)

On May 13, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $6.93 per share;

(73)

On May 13, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $6.92 per share;

(74)

On May 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.28 per share;

(75)

On May 14, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.27 per share;

(76)

On May 14, 2009, the limited partnership sold 3,800 shares of Common Stock on the open market for $7.26 per share;

(77)

On May 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.25 per share;

(78)

On May 14, 2009, the limited partnership sold 5,215 shares of Common Stock on the open market for $7.24 per share;

(79)

On May 14, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.23 per share;

(80)

On May 14, 2009, the limited partnership sold 2,285 shares of Common Stock on the open market for $7.22 per share;

(81)

On May 14, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.21 per share;

(82)

On May 14, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.20 per share;

(83)

On May 14, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.19 per share;

(84)

On May 14, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.18 per share;

(85)

On May 14, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.17 per share;

(86)

On May 14, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.16 per share;

(87)

On May 14, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.15 per share;

(88)

On May 14, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $7.14 per share;

(89)

On May 14, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.13 per share;

(90)

On May 14, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.12 per share;

(91)

On May 14, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.11 per share;

CUSIP No. 89267P 10 5	13D	Page 10 of 42 Pages

(92)

On May 14, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.10 per share;

(93)

On May 14, 2009, the limited partnership sold 1,900 shares of Common Stock on the open market for $7.09 per share;

(94)

On May 14, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.08 per share;

(95)

On May 14, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.07 per share;

(96)

On May 14, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.06 per share;

(97)

On May 14, 2009, the limited partnership sold 931 shares of Common Stock on the open market for $7.05 per share;

(98)

On May 14, 2009, the limited partnership sold 1,969 shares of Common Stock on the open market for $7.04 per share;

(99)

On May 14, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.03 per share;

(100)

On May 14, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.02 per share;

(101)

On May 14, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.01 per share;

(102)

On May 15, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.15 per share;

(103)

On May 15, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.14 per share;

(104)

On May 15, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.13 per share;

(105)

On May 15, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.12 per share;

(106)

On May 15, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.11 per share;

(107)

On May 15, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.10 per share;

(108)

On May 15, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.09 per share;

(109)

On May 15, 2009, the limited partnership sold 2,680 shares of Common Stock on the open market for $7.08 per share;

(110)

On May 15, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $7.07 per share;

(111)

On May 15, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.06 per share;

(112)

On May 15, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.05 per share;

CUSIP No. 89267P 10 5	13D	Page 11 of 42 Pages

(113)

On May 15, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.04 per share;

(114)

On May 15, 2009, the limited partnership sold 720 shares of Common Stock on the open market for $7.03 per share;

(115)

On May 15, 2009, the limited partnership sold 2,211 shares of Common Stock on the open market for $7.02 per share;

(116)

On May 15, 2009, the limited partnership sold 858 shares of Common Stock on the open market for $7.01 per share;

(117)

On May 15, 2009, the limited partnership sold 1,531 shares of Common Stock on the open market for $7.00 per share;

(118)

On May 15, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $6.98 per share;

(119)

On May 15, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $6.96 per share;

(120)

On May 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $6.94 per share;

(121)

On May 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $6.93 per share;

(122)

On May 15, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $6.92 per share;

(123)

On May 15, 2009, the limited partnership sold 59 shares of Common Stock on the open market for $6.91 per share;

(124)

On May 15, 2009, the limited partnership sold 41 shares of Common Stock on the open market for $6.90 per share;

(125)

On May 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $6.89 per share;

(126)

On May 18, 2009, the limited partnership sold 3,200 shares of Common Stock on the open market for $7.60 per share;

(127)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.58 per share;

(128)

On May 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.57 per share;

(129)

On May 18, 2009, the limited partnership sold 1,229 shares of Common Stock on the open market for $7.56 per share;

(130)

On May 18, 2009, the limited partnership sold 2,071 shares of Common Stock on the open market for $7.55 per share;

(131)

On May 18, 2009, the limited partnership sold 4,000 shares of Common Stock on the open market for $7.54 per share;

(132)

On May 18, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.53 per share;

(133)

On May 18, 2009, the limited partnership sold 3,600 shares of Common Stock on the open market for $7.52 per share;

CUSIP No. 89267P 10 5	13D	Page 12 of 42 Pages

(134)

On May 18, 2009, the limited partnership sold 3,400 shares of Common Stock on the open market for $7.51 per share;

(135)

On May 18, 2009, the limited partnership sold 4,400 shares of Common Stock on the open market for $7.50 per share;

(136)

On May 18, 2009, the limited partnership sold 1,460 shares of Common Stock on the open market for $7.49 per share;

(137)

On May 18, 2009, the limited partnership sold 940 shares of Common Stock on the open market for $7.48 per share;

(138)

On May 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.46 per share;

(139)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.43 per share;

(140)

On May 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.42 per share;

(141)

On May 18, 2009, the limited partnership sold 1,189 shares of Common Stock on the open market for $7.41 per share;

(142)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.39 per share;

(143)

On May 18, 2009, the limited partnership sold 1,011 shares of Common Stock on the open market for $7.38 per share;

(144)

On May 18, 2009, the limited partnership sold 2,900 shares of Common Stock on the open market for $7.37 per share;

(145)

On May 18, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.36 per share;

(146)

On May 18, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.35 per share;

(147)

On May 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.34 per share;

(148)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.33 per share;

(149)

On May 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.32 per share;

(150)

On May 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.31 per share;

(151)

On May 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.30 per share;

(152)

On May 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.29 per share;

(153)

On May 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.28 per share;

(154)

On May 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.27 per share;

CUSIP No. 89267P 10 5	13D	Page 13 of 42 Pages

(155)

On May 18, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.26 per share;

(156)

On May 18, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.25 per share;

(157)

On May 18, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.24 per share;

(158)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.23 per share;

(159)

On May 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.22 per share;

(160)

On May 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.20 per share;

(161)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.19 per share;

(162)

On May 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.18 per share;

(163)

On May 18, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.16 per share;

(164)

On May 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.15 per share;

(165)

On May 19, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.84 per share;

(166)

On May 19, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.83 per share;

(167)

On May 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.82 per share;

(168)

On May 19, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.80 per share;

(169)

On May 19, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.79 per share;

(170)

On May 19, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.78 per share;

(171)

On May 19, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.77 per share;

(172)

On May 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.76 per share;

(173)

On May 19, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.74 per share;

(174)

On May 19, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.73 per share;

(175)

On May 19, 2009, the limited partnership sold 5,200 shares of Common Stock on the open market for $7.72 per share;

CUSIP No. 89267P 10 5	13D	Page 14 of 42 Pages

(176)

On May 19, 2009, the limited partnership sold 6,800 shares of Common Stock on the open market for $7.71 per share;

(177)

On May 19, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.70 per share;

(178)

On May 19, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.69 per share;

(179)

On May 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.68 per share;

(180)

On May 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.67 per share;

(181)

On May 19, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.66 per share;

(182)

On May 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.65 per share;

(183)

On May 19, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.64 per share;

(184)

On May 19, 2009, the limited partnership sold 1,008 shares of Common Stock on the open market for $7.63 per share;

(185)

On May 19, 2009, the limited partnership sold 2,592 shares of Common Stock on the open market for $7.62 per share;

(186)

On May 19, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.61 per share;

(187)

On May 19, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.60 per share;

(188)

On May 19, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.59 per share;

(189)

On May 19, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.58 per share;

(190)

On May 19, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.57 per share;

(191)

On May 19, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.56 per share;

(192)

On May 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.55 per share;

(193)

On May 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.54 per share;

(194)

On May 20, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.83 per share;

(195)

On May 20, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.82 per share;

(196)

On May 20, 2009, the limited partnership sold 1,150 shares of Common Stock on the open market for $7.81 per share;

CUSIP No. 89267P 10 5	13D	Page 15 of 42 Pages

(197)

On May 20, 2009, the limited partnership sold 2,350 shares of Common Stock on the open market for $7.80 per share;

(198)

On May 20, 2009, the limited partnership sold 7,200 shares of Common Stock on the open market for $7.79 per share;

(199)

On May 20, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.78 per share;

(200)

On May 20, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.77 per share;

(201)

On May 20, 2009, the limited partnership sold 5,471 shares of Common Stock on the open market for $7.76 per share;

(202)

On May 20, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $7.75 per share;

(203)

On May 20, 2009, the limited partnership sold 1,677 shares of Common Stock on the open market for $7.74 per share;

(204)

On May 20, 2009, the limited partnership sold 4,852 shares of Common Stock on the open market for $7.73 per share;

(205)

On May 20, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.72 per share;

(206)

On May 20, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.71 per share;

(207)

On May 21, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.65 per share;

(208)

On May 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.64 per share;

(209)

On May 21, 2009, the limited partnership sold 790 shares of Common Stock on the open market for $7.63 per share;

(210)

On May 21, 2009, the limited partnership sold 1,610 shares of Common Stock on the open market for $7.62 per share;

(211)

On May 21, 2009, the limited partnership sold 2,200 shares of Common Stock on the open market for $7.61 per share;

(212)

On May 21, 2009, the limited partnership sold 5,900 shares of Common Stock on the open market for $7.60 per share;

(213)

On May 21, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $7.59 per share;

(214)

On May 21, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $7.58 per share;

(215)

On May 21, 2009, the limited partnership sold 3,900 shares of Common Stock on the open market for $7.57 per share;

(216)

On May 21, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.56 per share;

(217)

On May 21, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.55 per share;

CUSIP No. 89267P 10 5	13D	Page 16 of 42 Pages

(218)

On May 21, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.54 per share;

(219)

On May 21, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.53 per share;

(220)

On May 21, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.52 per share;

(221)

On May 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.51 per share;

(222)

On May 21, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.47 per share;

(223)

On May 21, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.44 per share;

(224)

On May 22, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.86 per share;

(225)

On May 22, 2009, the limited partnership sold 7,350 shares of Common Stock on the open market for $7.85 per share;

(226)

On May 22, 2009, the limited partnership sold 2,450 shares of Common Stock on the open market for $7.84 per share;

(227)

On May 22, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $7.83 per share;

(228)

On May 22, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.82 per share;

(229)

On May 22, 2009, the limited partnership sold 635 shares of Common Stock on the open market for $7.81 per share;

(230)

On May 22, 2009, the limited partnership sold 2,265 shares of Common Stock on the open market for $7.80 per share;

(231)

On May 22, 2009, the limited partnership sold 614 shares of Common Stock on the open market for $7.79 per share;

(232)

On May 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.78 per share;

(233)

On May 22, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.76 per share;

(234)

On May 22, 2009, the limited partnership sold 591 shares of Common Stock on the open market for $7.75 per share;

(235)

On May 22, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.74 per share;

(236)

On May 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.73 per share;

(237)

On May 22, 2009, the limited partnership sold 1,095 shares of Common Stock on the open market for $7.72 per share;

(238)

On May 22, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.71 per share;

CUSIP No. 89267P 10 5	13D	Page 17 of 42 Pages

(239)

On May 22, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.70 per share;

(240)

On May 22, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.69 per share;

(241)

On May 22, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.68 per share;

(242)

On May 22, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.67 per share;

(243)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.11 per share;

(244)

On May 26, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.09 per share;

(245)

On May 26, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.08 per share;

(246)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.07 per share;

(247)

On May 26, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.06 per share;

(248)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.05 per share;

(249)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.04 per share;

(250)

On May 26, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.03 per share;

(251)

On May 26, 2009, the limited partnership sold 502 shares of Common Stock on the open market for $8.02 per share;

(252)

On May 26, 2009, the limited partnership sold 2,798 shares of Common Stock on the open market for $8.01 per share;

(253)

On May 26, 2009, the limited partnership sold 3,300 shares of Common Stock on the open market for $8.00 per share;

(254)

On May 26, 2009, the limited partnership sold 4,600 shares of Common Stock on the open market for $7.99 per share;

(255)

On May 26, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.98 per share;

(256)

On May 26, 2009, the limited partnership sold 1,698 shares of Common Stock on the open market for $7.97 per share;

(257)

On May 26, 2009, the limited partnership sold 1,402 shares of Common Stock on the open market for $7.96 per share;

(258)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.95 per share;

(259)

On May 26, 2009, the limited partnership sold 137 shares of Common Stock on the open market for $7.87 per share;

CUSIP No. 89267P 10 5	13D	Page 18 of 42 Pages

(260)

On May 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.86 per share;

(261)

On May 26, 2009, the limited partnership sold 163 shares of Common Stock on the open market for $7.84 per share;

(262)

On May 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.82 per share;

(263)

On May 27, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.04 per share;

(264)

On May 27, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.03 per share;

(265)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.02 per share;

(266)

On May 27, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.01 per share;

(267)

On May 27, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $8.00 per share;

(268)

On May 27, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $7.99 per share;

(269)

On May 27, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $7.98 per share;

(270)

On May 27, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.97 per share;

(271)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.96 per share;

(272)

On May 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.95 per share;

(273)

On May 27, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.94 per share;

(274)

On May 27, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.93 per share;

(275)

On May 27, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.92 per share;

(276)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.91 per share;

(277)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.90 per share;

(278)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.85 per share;

(279)

On May 27, 2009, the limited partnership sold 347 shares of Common Stock on the open market for $7.84 per share;

(280)

On May 27, 2009, the limited partnership sold 453 shares of Common Stock on the open market for $7.83 per share;

CUSIP No. 89267P 10 5	13D	Page 19 of 42 Pages

(281)

On May 27, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.82 per share;

(282)

On May 27, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $7.81 per share;

(283)

On May 27, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.80 per share;

(284)

On May 27, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.78 per share;

(285)

On May 27, 2009, the limited partnership sold 375 shares of Common Stock on the open market for $7.77 per share;

(286)

On May 27, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.76 per share;

(287)

On May 27, 2009, the limited partnership sold 225 shares of Common Stock on the open market for $7.74 per share;

(288)

On May 27, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.73 per share;

(289)

On May 28, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.04 per share;

(290)

On May 28, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.03 per share;

(291)

On May 28, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $8.02 per share;

(292)

On May 28, 2009, the limited partnership sold 3,600 shares of Common Stock on the open market for $8.01 per share;

(293)

On May 28, 2009, the limited partnership sold 11,100 shares of Common Stock on the open market for $8.00 per share;

(294)

On May 28, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $7.99 per share;

(295)

On May 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.98 per share;

(296)

On May 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.97 per share;

(297)

On May 28, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.96 per share;

(298)

On May 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.95 per share;

(299)

On May 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.93 per share;

(300)

On May 28, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.92 per share;

(301)

On May 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.91 per share;

CUSIP No. 89267P 10 5	13D	Page 20 of 42 Pages

(302)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.90 per share;

(303)

On May 28, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $7.89 per share;

(304)

On May 28, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.88 per share;

(305)

On May 28, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.87 per share;

(306)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.86 per share;

(307)

On May 28, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.85 per share;

(308)

On May 28, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.84 per share;

(309)

On May 28, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.83 per share;

(310)

On May 28, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $7.82 per share;

(311)

On May 28, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.81 per share;

(312)

On May 28, 2009, the limited partnership sold 1,438 shares of Common Stock on the open market for $7.80 per share;

(313)

On May 28, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.79 per share;

(314)

On May 28, 2009, the limited partnership sold 1,662 shares of Common Stock on the open market for $7.78 per share;

(315)

On May 28, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.77 per share;

(316)

On May 28, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.75 per share;

(317)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.74 per share;

(318)

On May 28, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.73 per share;

(319)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.72 per share;

(320)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.71 per share;

(321)

On May 28, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.70 per share;

(322)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.68 per share;

CUSIP No. 89267P 10 5	13D	Page 21 of 42 Pages

(323)

On May 28, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.67 per share;

(324)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.12 per share;

(325)

On May 29, 2009, the limited partnership sold 666 shares of Common Stock on the open market for $8.11 per share;

(326)

On May 29, 2009, the limited partnership sold 2,334 shares of Common Stock on the open market for $8.10 per share;

(327)

On May 29, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.08 per share;

(328)

On May 29, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.07 per share;

(329)

On May 29, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.06 per share;

(330)

On May 29, 2009, the limited partnership sold 4,000 shares of Common Stock on the open market for $8.05 per share;

(331)

On May 29, 2009, the limited partnership sold 2,005 shares of Common Stock on the open market for $8.04 per share;

(332)

On May 29, 2009, the limited partnership sold 195 shares of Common Stock on the open market for $8.03 per share;

(333)

On May 29, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.02 per share;

(334)

On May 29, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.01 per share;

(335)

On May 29, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.00 per share;

(336)

On May 29, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.99 per share;

(337)

On May 29, 2009, the limited partnership sold 709 shares of Common Stock on the open market for $7.98 per share;

(338)

On May 29, 2009, the limited partnership sold 191 shares of Common Stock on the open market for $7.96 per share;

(339)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.95 per share;

(340)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.93 per share;

(341)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.92 per share;

(342)

On May 29, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.91 per share;

(343)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.90 per share;

CUSIP No. 89267P 10 5	13D	Page 22 of 42 Pages

(344)

On May 29, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.89 per share;

(345)

On May 29, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.86 per share;

(346)

On May 29, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.84 per share;

(347)

On June 1, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.48 per share;

(348)

On June 1, 2009, the limited partnership sold 4,900 shares of Common Stock on the open market for $8.47 per share;

(349)

On June 1, 2009, the limited partnership sold 4,200 shares of Common Stock on the open market for $8.46 per share;

(350)

On June 1, 2009, the limited partnership sold 9,257 shares of Common Stock on the open market for $8.45 per share;

(351)

On June 1, 2009, the limited partnership sold 2,243 shares of Common Stock on the open market for $8.44 per share;

(352)

On June 1, 2009, the limited partnership sold 1,650 shares of Common Stock on the open market for $8.43 per share;

(353)

On June 1, 2009, the limited partnership sold 750 shares of Common Stock on the open market for $8.42 per share;

(354)

On June 1, 2009, the limited partnership sold 2,300 shares of Common Stock on the open market for $8.41 per share;

(355)

On June 1, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $8.40 per share;

(356)

On June 1, 2009, the limited partnership sold 2,308 shares of Common Stock on the open market for $8.39 per share;

(357)

On June 1, 2009, the limited partnership sold 2,900 shares of Common Stock on the open market for $8.38 per share;

(358)

On June 1, 2009, the limited partnership sold 1,592 shares of Common Stock on the open market for $8.37 per share;

(359)

On June 1, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.36 per share;

(360)

On June 1, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.35 per share;

(361)

On June 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.34 per share;

(362)

On June 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.33 per share;

(363)

On June 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.32 per share;

(364)

On June 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.31 per share;

CUSIP No. 89267P 10 5	13D	Page 23 of 42 Pages

(365)

On June 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.28 per share;

(366)

On June 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.27 per share;

(367)

On June 1, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.25 per share;

(368)

On June 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.16 per share;

(369)

On June 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.15 per share;

(370)

On June 1, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.14 per share;

(371)

On June 2, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.64 per share;

(372)

On June 2, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.63 per share;

(373)

On June 2, 2009, the limited partnership sold 632 shares of Common Stock on the open market for $8.62 per share;

(374)

On June 2, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.61 per share;

(375)

On June 2, 2009, the limited partnership sold 2,489 shares of Common Stock on the open market for $8.60 per share;

(376)

On June 2, 2009, the limited partnership sold 2,911 shares of Common Stock on the open market for $8.59 per share;

(377)

On June 2, 2009, the limited partnership sold 2,100 shares of Common Stock on the open market for $8.58 per share;

(378)

On June 2, 2009, the limited partnership sold 5,000 shares of Common Stock on the open market for $8.57 per share;

(379)

On June 2, 2009, the limited partnership sold 5,963 shares of Common Stock on the open market for $8.56 per share;

(380)

On June 2, 2009, the limited partnership sold 5,237 shares of Common Stock on the open market for $8.55 per share;

(381)

On June 2, 2009, the limited partnership sold 3,002 shares of Common Stock on the open market for $8.54 per share;

(382)

On June 2, 2009, the limited partnership sold 1,066 shares of Common Stock on the open market for $8.53 per share;

(383)

On June 2, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.52 per share;

(384)

On June 2, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $8.51 per share;

(385)

On June 2, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.50 per share;

CUSIP No. 89267P 10 5	13D	Page 24 of 42 Pages

(386)

On June 2, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.49 per share;

(387)

On June 2, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $8.48 per share;

(388)

On June 2, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $8.47 per share;

(389)

On June 2, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.46 per share;

(390)

On June 2, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.45 per share;

(391)

On June 2, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.44 per share;

(392)

On June 2, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.43 per share;

(393)

On June 2, 2009, the limited partnership sold 2,500 shares of Common Stock on the open market for $8.42 per share;

(394)

On June 2, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.41 per share;

(395)

On June 2, 2009, the limited partnership sold 1,840 shares of Common Stock on the open market for $8.40 per share;

(396)

On June 2, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.39 per share;

(397)

On June 2, 2009, the limited partnership sold 160 shares of Common Stock on the open market for $8.37 per share;

(398)

On June 3, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.52 per share;

(399)

On June 3, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.51 per share;

(400)

On June 3, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.50 per share;

(401)

On June 3, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.49 per share;

(402)

On June 3, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $8.48 per share;

(403)

On June 3, 2009, the limited partnership sold 4,600 shares of Common Stock on the open market for $8.47 per share;

(404)

On June 3, 2009, the limited partnership sold 2,751 shares of Common Stock on the open market for $8.46 per share;

(405)

On June 3, 2009, the limited partnership sold 7,749 shares of Common Stock on the open market for $8.45 per share;

(406)

On June 3, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.44 per share;

CUSIP No. 89267P 10 5	13D	Page 25 of 42 Pages

(407)

On June 3, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $8.43 per share;

(408)

On June 3, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.42 per share;

(409)

On June 3, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.41 per share;

(410)

On June 3, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.40 per share;

(411)

On June 4, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.76 per share;

(412)

On June 4, 2009, the limited partnership sold 2,700 shares of Common Stock on the open market for $8.75 per share;

(413)

On June 4, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $8.74 per share;

(414)

On June 4, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.73 per share;

(415)

On June 4, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.72 per share;

(416)

On June 4, 2009, the limited partnership sold 2,191 shares of Common Stock on the open market for $8.70 per share;

(417)

On June 4, 2009, the limited partnership sold 1,909 shares of Common Stock on the open market for $8.69 per share;

(418)

On June 4, 2009, the limited partnership sold 1,234 shares of Common Stock on the open market for $8.68 per share;

(419)

On June 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.67 per share;

(420)

On June 4, 2009, the limited partnership sold 414 shares of Common Stock on the open market for $8.66 per share;

(421)

On June 4, 2009, the limited partnership sold 2,452 shares of Common Stock on the open market for $8.65 per share;

(422)

On June 4, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $8.64 per share;

(423)

On June 4, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.63 per share;

(424)

On June 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.62 per share;

(425)

On June 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.61 per share;

(426)

On June 4, 2009, the limited partnership sold 418 shares of Common Stock on the open market for $8.59 per share;

(427)

On June 4, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.58 per share;

CUSIP No. 89267P 10 5	13D	Page 26 of 42 Pages

(428)

On June 4, 2009, the limited partnership sold 182 shares of Common Stock on the open market for $8.55 per share;

(429)

On June 4, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.53 per share;

(430)

On June 4, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.51 per share;

(431)

On June 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.84 per share;

(432)

On June 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.82 per share;

(433)

On June 5, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.81 per share;

(434)

On June 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.80 per share;

(435)

On June 5, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.79 per share;

(436)

On June 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.77 per share;

(437)

On June 5, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $8.75 per share;

(438)

On June 5, 2009, the limited partnership sold 5,600 shares of Common Stock on the open market for $8.74 per share;

(439)

On June 5, 2009, the limited partnership sold 2,457 shares of Common Stock on the open market for $8.73 per share;

(440)

On June 5, 2009, the limited partnership sold 1,443 shares of Common Stock on the open market for $8.72 per share;

(441)

On June 5, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $8.71 per share;

(442)

On June 5, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.70 per share;

(443)

On June 5, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $8.69 per share;

(444)

On June 5, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.68 per share;

(445)

On June 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.67 per share;

(446)

On June 5, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.66 per share;

(447)

On June 8, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.76 per share;

(448)

On June 8, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.75 per share;

CUSIP No. 89267P 10 5	13D	Page 27 of 42 Pages

(449)

On June 8, 2009, the limited partnership sold 5,517 shares of Common Stock on the open market for $8.74 per share;

(450)

On June 8, 2009, the limited partnership sold 2,083 shares of Common Stock on the open market for $8.73 per share;

(451)

On June 8, 2009, the limited partnership sold 3,000 shares of Common Stock on the open market for $8.72 per share;

(452)

On June 8, 2009, the limited partnership sold 3,364 shares of Common Stock on the open market for $8.71 per share;

(453)

On June 8, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $8.70 per share;

(454)

On June 8, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.69 per share;

(455)

On June 8, 2009, the limited partnership sold 1,636 shares of Common Stock on the open market for $8.68 per share;

(456)

On June 8, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.67 per share;

(457)

On June 8, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.66 per share;

(458)

On June 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.65 per share;

(459)

On June 8, 2009, the limited partnership sold 137 shares of Common Stock on the open market for $8.64 per share;

(460)

On June 8, 2009, the limited partnership sold 7 shares of Common Stock on the open market for $8.63 per share;

(461)

On June 8, 2009, the limited partnership sold 193 shares of Common Stock on the open market for $8.62 per share;

(462)

On June 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.60 per share;

(463)

On June 8, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.59 per share;

(464)

On June 8, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.58 per share;

(465)

On June 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.57 per share;

(466)

On June 8, 2009, the limited partnership sold 116 shares of Common Stock on the open market for $8.56 per share;

(467)

On June 8, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.55 per share;

(468)

On June 8, 2009, the limited partnership sold 47 shares of Common Stock on the open market for $8.54 per share;

(469)

On June 8, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.52 per share;

CUSIP No. 89267P 10 5	13D	Page 28 of 42 Pages

(470)

On June 8, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.51 per share;

(471)

On June 9, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.77 per share;

(472)

On June 9, 2009, the limited partnership sold 4,036 shares of Common Stock on the open market for $8.75 per share;

(473)

On June 9, 2009, the limited partnership sold 6,973 shares of Common Stock on the open market for $8.74 per share;

(474)

On June 9, 2009, the limited partnership sold 5,591 shares of Common Stock on the open market for $8.73 per share;

(475)

On June 9, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.72 per share;

(476)

On June 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.71 per share;

(477)

On June 9, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.70 per share;

(478)

On June 9, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.69 per share;

(479)

On June 9, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.68 per share;

(480)

On June 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.69 per share;

(481)

On June 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.68 per share;

(482)

On June 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.63 per share;

(483)

On June 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.62 per share;

(484)

On June 10, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $8.60 per share;

(485)

On June 10, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.59 per share;

(486)

On June 10, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.58 per share;

(487)

On June 10, 2009, the limited partnership sold 1,187 shares of Common Stock on the open market for $8.57 per share;

(488)

On June 10, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.56 per share;

(489)

On June 10, 2009, the limited partnership sold 1,913 shares of Common Stock on the open market for $8.55 per share;

(490)

On June 10, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $8.54 per share;

CUSIP No. 89267P 10 5	13D	Page 29 of 42 Pages

(491)

On June 10, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.53 per share;

(492)

On June 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.52 per share;

(493)

On June 10, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.51 per share;

(494)

On June 10, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.50 per share;

(495)

On June 10, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.48 per share;

(496)

On June 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.46 per share;

(497)

On June 10, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.44 per share;

(498)

On June 10, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $8.43 per share;

(499)

On June 10, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.42 per share;

(500)

On June 10, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.41 per share;

(501)

On June 10, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.40 per share;

(502)

On June 10, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.39 per share;

(503)

On June 10, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.37 per share;

(504)

On June 11, 2009, the limited partnership sold 650 shares of Common Stock on the open market for $8.65 per share;

(505)

On June 11, 2009, the limited partnership sold 1,650 shares of Common Stock on the open market for $8.64 per share;

(506)

On June 11, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.63 per share;

(507)

On June 11, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.62 per share;

(508)

On June 11, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.61 per share;

(509)

On June 11, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.60 per share;

(510)

On June 11, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $8.59 per share;

(511)

On June 11, 2009, the limited partnership sold 1,097 shares of Common Stock on the open market for $8.58 per share;

CUSIP No. 89267P 10 5	13D	Page 30 of 42 Pages

(512)

On June 11, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $8.57 per share;

(513)

On June 11, 2009, the limited partnership sold 1,595 shares of Common Stock on the open market for $8.56 per share;

(514)

On June 11, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.55 per share;

(515)

On June 11, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.54 per share;

(516)

On June 11, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.53 per share;

(517)

On June 11, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.52 per share;

(518)

On June 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.51 per share;

(519)

On June 11, 2009, the limited partnership sold 8 shares of Common Stock on the open market for $8.49 per share;

(520)

On June 11, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.47 per share;

(521)

On June 12, 2009, the limited partnership sold 502 shares of Common Stock on the open market for $8.56 per share;

(522)

On June 12, 2009, the limited partnership sold 498 shares of Common Stock on the open market for $8.55 per share;

(523)

On June 12, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.54 per share;

(524)

On June 12, 2009, the limited partnership sold 87 shares of Common Stock on the open market for $8.53 per share;

(525)

On June 12, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.52 per share;

(526)

On June 12, 2009, the limited partnership sold 1,322 shares of Common Stock on the open market for $8.51 per share;

(527)

On June 12, 2009, the limited partnership sold 491 shares of Common Stock on the open market for $8.50 per share;

(528)

On June 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.49 per share;

(529)

On June 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.48 per share;

(530)

On June 12, 2009, the limited partnership sold 206 shares of Common Stock on the open market for $8.47 per share;

(531)

On June 12, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.45 per share;

(532)

On June 12, 2009, the limited partnership sold 594 shares of Common Stock on the open market for $8.44 per share;

CUSIP No. 89267P 10 5	13D	Page 31 of 42 Pages

(533)

On June 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.43 per share;

(534)

On June 12, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.42 per share;

(535)

On June 12, 2009, the limited partnership sold 755 shares of Common Stock on the open market for $8.41 per share;

(536)

On June 12, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.40 per share;

(537)

On June 12, 2009, the limited partnership sold 445 shares of Common Stock on the open market for $8.39 per share;

(538)

On June 12, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.38 per share;

(539)

On June 12, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.36 per share;

(540)

On June 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.33 per share;

(541)

On June 12, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.32 per share;

(542)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.45 per share;

(543)

On June 15, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.44 per share;

(544)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.43 per share;

(545)

On June 15, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.39 per share;

(546)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.36 per share;

(547)

On June 15, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.32 per share;

(548)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.30 per share;

(549)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.29 per share;

(550)

On June 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.27 per share;

(551)

On June 15, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.26 per share;

(552)

On June 15, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.24 per share;

(553)

On June 15, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.19 per share;

CUSIP No. 89267P 10 5	13D	Page 32 of 42 Pages

(554)

On June 15, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $8.18 per share;

(555)

On June 15, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $8.17 per share;

(556)

On June 15, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.16 per share;

(557)

On June 15, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.15 per share;

(558)

On June 15, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.14 per share;

(559)

On June 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.13 per share;

(560)

On June 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.12 per share;

(561)

On June 15, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.11 per share;

(562)

On June 15, 2009, the limited partnership sold 1,700 shares of Common Stock on the open market for $8.10 per share;

(563)

On June 15, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $8.09 per share;

(564)

On June 15, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.08 per share;

(565)

On June 15, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.07 per share;

(566)

On June 15, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.06 per share;

(567)

On June 15, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.05 per share;

(568)

On June 15, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.04 per share;

(569)

On June 16, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.20 per share;

(570)

On June 16, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.19 per share;

(571)

On June 16, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.18 per share;

(572)

On June 16, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.17 per share;

(573)

On June 16, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.16 per share;

(574)

On June 16, 2009, the limited partnership sold 1,300 shares of Common Stock on the open market for $8.15 per share;

CUSIP No. 89267P 10 5	13D	Page 33 of 42 Pages

(575)

On June 16, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.14 per share;

(576)

On June 16, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.13 per share;

(577)

On June 16, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $8.12 per share;

(578)

On June 16, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.11 per share;

(579)

On June 16, 2009, the limited partnership sold 2,600 shares of Common Stock on the open market for $8.10 per share;

(580)

On June 16, 2009, the limited partnership sold 2,859 shares of Common Stock on the open market for $8.09 per share;

(581)

On June 16, 2009, the limited partnership sold 1,941 shares of Common Stock on the open market for $8.08 per share;

(582)

On June 16, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.07 per share;

(583)

On June 16, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.05 per share;

(584)

On June 17, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.10 per share;

(585)

On June 17, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.09 per share;

(586)

On June 17, 2009, the limited partnership sold 122 shares of Common Stock on the open market for $8.08 per share;

(587)

On June 17, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.07 per share;

(588)

On June 17, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.06 per share;

(589)

On June 17, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.05 per share;

(590)

On June 17, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.04 per share;

(591)

On June 17, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.03 per share;

(592)

On June 17, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.02 per share;

(593)

On June 17, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.01 per share;

(594)

On June 17, 2009, the limited partnership sold 3,100 shares of Common Stock on the open market for $8.00 per share;

(595)

On June 17, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $7.99 per share;

CUSIP No. 89267P 10 5	13D	Page 34 of 42 Pages

(596)

On June 17, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.98 per share;

(597)

On June 17, 2009, the limited partnership sold 478 shares of Common Stock on the open market for $7.96 per share;

(598)

On June 18, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.10 per share;

(599)

On June 18, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.08 per share;

(600)

On June 18, 2009, the limited partnership sold 1,108 shares of Common Stock on the open market for $8.07 per share;

(601)

On June 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $8.06 per share;

(602)

On June 18, 2009, the limited partnership sold 1,697 shares of Common Stock on the open market for $8.05 per share;

(603)

On June 18, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $8.04 per share;

(604)

On June 18, 2009, the limited partnership sold 2,298 shares of Common Stock on the open market for $8.03 per share;

(605)

On June 18, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.02 per share;

(606)

On June 18, 2009, the limited partnership sold 1,297 shares of Common Stock on the open market for $8.01 per share;

(607)

On June 18, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.00 per share;

(608)

On June 18, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.99 per share;

(609)

On June 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.98 per share;

(610)

On June 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.97 per share;

(611)

On June 18, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.93 per share;

(612)

On June 18, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.92 per share;

(613)

On June 18, 2009, the limited partnership sold 209 shares of Common Stock on the open market for $7.90 per share;

(614)

On June 18, 2009, the limited partnership sold 191 shares of Common Stock on the open market for $7.89 per share;

(615)

On June 19, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.23 per share;

(616)

On June 19, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.22 per share;

CUSIP No. 89267P 10 5	13D	Page 35 of 42 Pages

(617)

On June 19, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.21 per share;

(618)

On June 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.20 per share;

(619)

On June 19, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.19 per share;

(620)

On June 19, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $8.18 per share;

(621)

On June 19, 2009, the limited partnership sold 2,800 shares of Common Stock on the open market for $8.17 per share;

(622)

On June 19, 2009, the limited partnership sold 2,879 shares of Common Stock on the open market for $8.16 per share;

(623)

On June 19, 2009, the limited partnership sold 2,921 shares of Common Stock on the open market for $8.15 per share;

(624)

On June 19, 2009, the limited partnership sold 1,600 shares of Common Stock on the open market for $8.14 per share;

(625)

On June 19, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $8.13 per share;

(626)

On June 19, 2009, the limited partnership sold 444 shares of Common Stock on the open market for $8.12 per share;

(627)

On June 19, 2009, the limited partnership sold 1,256 shares of Common Stock on the open market for $8.11 per share;

(628)

On June 19, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $8.10 per share;

(629)

On June 19, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.09 per share;

(630)

On June 19, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.08 per share;

(631)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.09 per share;

(632)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.08 per share;

(633)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.07 per share;

(634)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.06 per share;

(635)

On June 22, 2009, the limited partnership sold 398 shares of Common Stock on the open market for $8.05 per share;

(636)

On June 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.02 per share;

(637)

On June 22, 2009, the limited partnership sold 367 shares of Common Stock on the open market for $8.01 per share;

CUSIP No. 89267P 10 5	13D	Page 36 of 42 Pages

(638)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.00 per share;

(639)

On June 22, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.98 per share;

(640)

On June 22, 2009, the limited partnership sold 135 shares of Common Stock on the open market for $7.95 per share;

(641)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.94 per share;

(642)

On June 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.93 per share;

(643)

On June 22, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.92 per share;

(644)

On June 22, 2009, the limited partnership sold 900 shares of Common Stock on the open market for $7.91 per share;

(645)

On June 22, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.90 per share;

(646)

On June 22, 2009, the limited partnership sold 350 shares of Common Stock on the open market for $7.88 per share;

(647)

On June 22, 2009, the limited partnership sold 850 shares of Common Stock on the open market for $7.87 per share;

(648)

On June 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.85 per share;

(649)

On June 22, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.83 per share;

(650)

On June 22, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.80 per share;

(651)

On June 22, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.79 per share;

(652)

On June 22, 2009, the limited partnership sold 215 shares of Common Stock on the open market for $7.78 per share;

(653)

On June 22, 2009, the limited partnership sold 565 shares of Common Stock on the open market for $7.77 per share;

(654)

On June 22, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.76 per share;

(655)

On June 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.75 per share;

(656)

On June 22, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.74 per share;

(657)

On June 22, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.73 per share;

(658)

On June 22, 2009, the limited partnership sold 820 shares of Common Stock on the open market for $7.72 per share;

CUSIP No. 89267P 10 5	13D	Page 37 of 42 Pages

(659)

On June 22, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.71 per share;

(660)

On June 23, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.86 per share;

(661)

On June 23, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.85 per share;

(662)

On June 23, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.83 per share;

(663)

On June 23, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.82 per share;

(664)

On June 23, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $7.81 per share;

(665)

On June 23, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.80 per share;

(666)

On June 23, 2009, the limited partnership sold 1,030 shares of Common Stock on the open market for $7.79 per share;

(667)

On June 23, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.78 per share;

(668)

On June 23, 2009, the limited partnership sold 1,570 shares of Common Stock on the open market for $7.77 per share;

(669)

On June 23, 2009, the limited partnership sold 1,500 shares of Common Stock on the open market for $7.76 per share;

(670)

On June 23, 2009, the limited partnership sold 1,200 shares of Common Stock on the open market for $7.75 per share;

(671)

On June 23, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.74 per share;

(672)

On June 23, 2009, the limited partnership sold 1,800 shares of Common Stock on the open market for $7.73 per share;

(673)

On June 24, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.86 per share;

(674)

On June 24, 2009, the limited partnership sold 2,000 shares of Common Stock on the open market for $7.85 per share;

(675)

On June 24, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.84 per share;

(676)

On June 24, 2009, the limited partnership sold 1,100 shares of Common Stock on the open market for $7.83 per share;

(677)

On June 24, 2009, the limited partnership sold 1,400 shares of Common Stock on the open market for $7.82 per share;

(678)

On June 24, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.81 per share;

(679)

On June 24, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.79 per share;

CUSIP No. 89267P 10 5	13D	Page 38 of 42 Pages

(680)

On June 24, 2009, the limited partnership sold 700 shares of Common Stock on the open market for $7.78 per share;

(681)

On June 24, 2009, the limited partnership sold 839 shares of Common Stock on the open market for $7.77 per share;

(682)

On June 24, 2009, the limited partnership sold 361 shares of Common Stock on the open market for $7.75 per share;

(683)

On June 24, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.74 per share;

(684)

On June 24, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.73 per share;

(685)

On June 24, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.72 per share;

(686)

On June 24, 2009, the limited partnership sold 555 shares of Common Stock on the open market for $7.71 per share;

(687)

On June 24, 2009, the limited partnership sold 745 shares of Common Stock on the open market for $7.69 per share;

(688)

On June 24, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.68 per share;

(689)

On June 24, 2009, the limited partnership sold 538 shares of Common Stock on the open market for $7.67 per share;

(690)

On June 24, 2009, the limited partnership sold 1,262 shares of Common Stock on the open market for $7.66 per share;

(691)

On June 25, 2009, the limited partnership sold 856 shares of Common Stock on the open market for $8.04 per share;

(692)

On June 25, 2009, the limited partnership sold 2,144 shares of Common Stock on the open market for $8.03 per share;

(693)

On June 25, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.97 per share;

(694)

On June 25, 2009, the limited partnership sold 566 shares of Common Stock on the open market for $7.96 per share;

(695)

On June 25, 2009, the limited partnership sold 3,034 shares of Common Stock on the open market for $7.95 per share;

(696)

On June 25, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.94 per share;

(697)

On June 25, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $7.93 per share;

(698)

On June 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.92 per share;

(699)

On June 25, 2009, the limited partnership sold 2,400 shares of Common Stock on the open market for $7.91 per share;

(700)

On June 25, 2009, the limited partnership sold 727 shares of Common Stock on the open market for $7.90 per share;

CUSIP No. 89267P 10 5	13D	Page 39 of 42 Pages

(701)

On June 25, 2009, the limited partnership sold 2,280 shares of Common Stock on the open market for $7.89 per share;

(702)

On June 25, 2009, the limited partnership sold 546 shares of Common Stock on the open market for $7.88 per share;

(703)

On June 25, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $7.87 per share;

(704)

On June 25, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.86 per share;

(705)

On June 25, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.85 per share;

(706)

On June 25, 2009, the limited partnership sold 112 shares of Common Stock on the open market for $7.83 per share;

(707)

On June 25, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.82 per share;

(708)

On June 25, 2009, the limited partnership sold 427 shares of Common Stock on the open market for $7.81 per share;

(709)

On June 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.80 per share;

(710)

On June 25, 2009, the limited partnership sold 500 shares of Common Stock on the open market for $7.79 per share;

(711)

On June 25, 2009, the limited partnership sold 131 shares of Common Stock on the open market for $7.77 per share;

(712)

On June 25, 2009, the limited partnership sold 377 shares of Common Stock on the open market for $7.75 per share;

(713)

On June 25, 2009, the limited partnership sold 224 shares of Common Stock on the open market for $7.72 per share;

(714)

On June 25, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.71 per share;

(715)

On June 25, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $7.70 per share;

(716)

On June 25, 2009, the limited partnership sold 476 shares of Common Stock on the open market for $7.69 per share;

(717)

On June 25, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.67 per share;

(718)

On June 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.66 per share;

(719)

On June 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.65 per share;

(720)

On June 25, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $7.64 per share;

(721)

On June 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $8.14 per share;

CUSIP No. 89267P 10 5	13D	Page 40 of 42 Pages

(722)

On June 26, 2009, the limited partnership sold 300 shares of Common Stock on the open market for $8.12 per share;

(723)

On June 26, 2009, the limited partnership sold 800 shares of Common Stock on the open market for $8.10 per share;

(724)

On June 26, 2009, the limited partnership sold 200 shares of Common Stock on the open market for $8.09 per share;

(725)

On June 26, 2009, the limited partnership sold 400 shares of Common Stock on the open market for $8.08 per share;

(726)

On June 26, 2009, the limited partnership sold 154 shares of Common Stock on the open market for $8.07 per share;

(727)

On June 26, 2009, the limited partnership sold 646 shares of Common Stock on the open market for $8.06 per share;

(728)

On June 26, 2009, the limited partnership sold 1,000 shares of Common Stock on the open market for $8.05 per share;

(729)

On June 26, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.04 per share;

(730)

On June 26, 2009, the limited partnership sold 600 shares of Common Stock on the open market for $8.03 per share;

(731)

On June 26, 2009, the limited partnership sold 779 shares of Common Stock on the open market for $8.02 per share;

(732)

On June 26, 2009, the limited partnership sold 221 shares of Common Stock on the open market for $8.00 per share;

(733)

On June 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.99 per share; and

(734)

On June 26, 2009, the limited partnership sold 100 shares of Common Stock on the open market for $7.97 per share.

(d)

Not applicable.

(e)

Not applicable.

Information with respect to WRCF-II 1997 Limited Partnership:

(a)

Aggregate number and percentage of Common Stock owned:  See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Share versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through June 26, 2009: None.

(d)

Not applicable.

(e)

Not applicable.

CUSIP No. 89267P 10 5	13D	Page 41 of 42 Pages

Information with respect to William R. Cruz:

(a)

Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page.  Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b)

Shared versus sole voting and dispositive powers:  See Items 7, 8, 9 and 10 of the applicable cover page.

(c)

Transactions since most recent filing on Schedule 13D through June 26, 2009:  See information above regarding transactions since most recent filing on Schedule 13D  by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d)

Not applicable.

(e)

Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	13D	Page 42 of 42 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 29, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

June 29, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

June 29, 2009	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)